Exhibit 10.9

Kulicke & Soffa Pte. Ltd. 23A Serangoon North Ave 5 Singapore 554369 +65 6880-9600 main Co. Regn. No. 199902120H
Kulicke and Soffa Industries, Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA +1-215-784-6000 main www.kns.com

October 28, 2025
Lester A. Wong
Dear Lester:
Kulicke and Soffa Industries, Inc. (the “Company”) is pleased to extend you an offer to serve as Interim Chief Executive Officer of the Company (“Interim CEO”), reporting to the Board of Directors of the Company (the “Board”), effective October 28, 2025 (the “Effective Date”). The terms of your employment while you are in the Interim CEO role are set forth in this letter agreement (“Agreement”) as follows:
1. Term. It is anticipated that, in addition to continuing to serve as the Company’s Executive Vice President and Chief Financial Officer (“CFO”), you will serve as Interim CEO from the Effective Date until the date that either you or another person is appointed as the Company’s Chief Executive Officer (the “New CEO”) and commences employment in such role with the Company (“New CEO Commencement Date”) (the “Interim CEO Term”). If you become the New CEO, you and the Company will enter into a New CEO employment agreement (the “New CEO Employment Agreement”), with terms to be determined at such time. If you do not become the New CEO, it is anticipated that you will return to your role as CFO upon the ending of the Interim CEO Term. If you return to the CFO role, all of the terms and conditions of your employment as CFO that were in effect immediately prior to the Effective Date will revert, without any further action on the part of you, the Company or the Board.
2. Position. During the Interim CEO Term, in addition to your current roles and responsibilities as CFO, you shall have such additional powers and duties as may from time to time be prescribed by the Board in your capacity as Interim CEO.
3. Additional Compensation. During the Interim CEO Term, in addition to your current base salary, the Company will pay you an additional stipend of S$35,000 per month, for each full month of your service as the Interim CEO (and to be pro-rated for any partial months of service as Interim CEO), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings (the “Interim CEO Compensation”).
4. Existing Equity Awards. During the Interim CEO Term, you will continue to vest in your existing equity awards, subject to the terms of the applicable equity award agreements and equity incentive plan(s) (the “Equity Documents”). Notwithstanding the foregoing, subject to the approval by the Board and as additional consideration for your services as Interim CEO, you shall be granted a new restricted stock unit award for shares of the Company’s common stock having a grant date Value (as defined below) of S$600,000 (the “CEO RSU Grant”) under the Company’s 2021 Omnibus Incentive Plan, which shall vest in full upon the first anniversary of December 1, 2025 (being the grant date), subject to your continued employment with the Company through such date; provided, however, in the event you are terminated by the Company without Cause or you resign with “Good Reason” (as each term is defined in the Company’s Executive Severance Pay Plan) , the CEO RSU Grant shall vest in full upon such termination date. For purposes of clarity, if you are terminated for Cause or resign without “Good Reason” prior to the vesting of the CEO RSU Grant, the entire CEO RSU Grant shall be forfeited on such termination date. “Value” shall be based upon the closing stock price of the Company’s common stock on the grant date.

Exhibit 10.9
5. At-will Employment. At all times your employment will continue to be “at will,” meaning you or the Company may terminate your employment at any time. In the event of the termination of your employment for any reason, the terms of your offer letter with the Company first dated July 17, 2011(and such offer letter as may be supplemented, modified or amended from time to time prior to this Agreement), and your rights and benefits under the Company’s Executive Severance Pay Plan and the Change of Control Agreement by and between the Company and you, dated September 13, 2011 (together, the “Existing Agreements”) will continue to be in effect and govern (based on your compensation and other terms of employment immediately prior to the Effective Date) until and unless a New CEO Employment Agreement between you and the Company becomes effective and supersedes the Existing Agreements. For the avoidance of doubt, the level of severance benefits you are eligible for under the Existing Agreements shall remain unchanged while you serve as Interim CEO even if such agreements otherwise provide for a different level of severance benefits for an individual serving as the Company’s chief executive officer. Notwithstanding anything to the contrary in this Agreement or otherwise, you acknowledge and agree that any changes related to your employment associated with the Interim CEO position including, if applicable, reverting back to your CFO role and previous compensation, will not constitute “Good Reason” under the Existing Agreements, the Equity Documents or otherwise. Similarly, and for the avoidance of doubt, the Company acknowledges that, should you decline the role of New CEO at the end of the Interim CEO Term, such declination will not constitute a resignation of employment by you or provide the Company with the basis for terminating your employment “for Cause” under the Existing Agreements, the Equity Documents or otherwise.
6. Confidential Information and Restricted Activities. Any existing nondisclosure, confidentiality and noncompetition undertakings, declarations and/or agreements (collectively, the “Restrictive Covenants Agreement”) you entered into in connection with your employment as of the date of this Agreement will remain in full force and effect.
7. Withholding. All payments made by the Company to you under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. It is intended that the benefits provided under this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or qualify for an exemption to Section 409A, and this letter shall be construed and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this letter shall be treated as a separate payment for Section 409A purposes. Neither the Company (or its affiliates), the Board, nor any employee, officer or director of the Company (or its affiliates) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of this letter. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
8. Entire Agreement. This Agreement, together with the Existing Agreements, the Equity Documents and the Restrictive Covenants Agreement, constitutes the complete agreement between you and the Company with respect to the subject matter herein and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company related to the terms and conditions of your roles as Interim CEO and CFO. For the avoidance of doubt, in no event will a New CEO Employment Agreement with you become effective until and unless you are appointed as the New CEO.
9. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.
10. Other Terms. This Agreement may not be modified or amended by either you or the Company, and no breach or provision shall be deemed to be waived by the Company, unless agreed to in writing by you and the Chairperson of the Board. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

Exhibit 10.9
Thank you for your willingness to serve as the Interim CEO. You may indicate your agreement with these terms by signing and dating this Agreement and returning it to me. If you have any questions, please do not hesitate to contact me.

Very truly yours,
KULICKE AND SOFFA INDUSTRIES, INC.
/s/ PETER T. KONG
By:
Its: Chair of the Board of Directors
I have read and accept this Agreement:
/s/ LESTER WONG
Lester A. Wong
Dated: October 28, 2025